Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the common stock, par value $0.0001 per share (the “Common Stock”), of Apellis Pharmaceuticals, Inc. (“us,” “our,” “we” or the “Company”), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the Common Stock in our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of Delaware corporate law, and is qualified by reference to our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, except when a different vote is required by law, our certificate of incorporation or our bylaws.

Dividends. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, whether voluntary or involuntary, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Outstanding shares of our Common Stock are non-assessable. Holders of our Common Stock are not, and will not be, subject to any liability as stockholders.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law contains, our restated certificate of incorporation and our amended and restated bylaws contain, provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Staggered Board; Removal of Directors. Our restated certificate of incorporation and amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action by Written Consent; Special Meetings. Our restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.

Advance Notice Requirements for Stockholder Proposals. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Issuance of Preferred Stock. Our board of directors is authorized, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.

Delaware Business Combination Statute. We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents us from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws. The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation described above under “—Staggered Board; Removal of Directors” and “—Stockholder Action by Written Consent; Special Meetings.”

Exclusive Forum Selection. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to the Company or our stockholders, (3) any action asserting a claim against the Company arising pursuant to any provision of the General Corporation Law of the State of Delaware or our restated certificate of incorporation or amended and restated bylaws, or (4) any action asserting a claim against the Company governed by the internal affairs doctrine. Although our restated certificate of incorporation contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

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